047 attachment.
11/30/02 semiannual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	(000s omitted)

Class A		4,211
Class B		1,503

72DD2	(000s omitted)

Class M		75

73A1

Class A		0.2078
Class B		0.1788

73A2

Class M		0.1947

74U1	(000s omitted)

Class A		19,638
Class B		8,372

74U2  (000s omitted)

Class M		435

74V1

Class A		8.94
Class B		8.93

74V2

Class M		8.95